FOR IMMEDIATE RELEASE                           Contact: Glenn Bozarth
February 5, 1997                                         Mattel, Inc.
                                                         (310) 252-3521




                MATTEL REPORTS EARNINGS AND SALES INCREASES
                   FOR 1996 FOURTH QUARTER AND FULL-YEAR
                -------------------------------------------


LOS ANGELES, Feb. 5 -- Mattel, Inc. today reported that income per share for the full-year 1996, before an accrual and special charge, increased 14 percent on a 4 percent increase in sales.

     Net income was $378 million or $1.36 per share, after a $.03 impact from a Snacktime Kids refund accrual and a $.05 special accounting charge. In 1995, net income was $358 million or $1.26 per share. Net sales for 1996 totaled $3.79 billion, versus $3.64 billion in 1995.

     Before the impact of the accrual and charge, income for the 1996 fourth quarter was up 22 percent on a 4 percent increase in sales. After these items, net income for the quarter was $113 million, versus $112 million in 1995, and net sales were $1.19 billion, compared with $1.16 billion in the prior year.

     "Despite a difficult retail environment, worldwide sales of our four core brands of Barbie, Fisher-Price, Disney and Hot Wheels increased 10 percent in 1996, even with a 4 percent decrease in sales for Fisher-Price," Jill E. Barad, Mattel's president and chief executive officer, said. "Our 38-year-strong Barbie brand led the way with a 20 percent increase in worldwide sales.

     "The increased focus on our core brands helped us maximize profitability in 1996, with gross margin increasing from 49.2 percent in 1995 to 50.8 percent last year," Barad said.

     In response to concerns related to its Snacktime Kids dolls, Mattel in January announced that it would provide cash refunds to consumers who had purchased the dolls, and would voluntarily withdraw all product from retail shelves. A 1996 fourth quarter accrual related to this action resulted in a negative impact of $10 million to sales and $8 million to after-tax earnings.

     The company also took a special after-tax charge of $15.1 million after discussions with the SEC staff concerning Mattel's method of accounting for certain royalties and participation fees related to prior periods. Mattel and its auditors continue to believe that the company's accounting treatment was appropriate. Nevertheless, Mattel has accepted the SEC staff's accounting treatment in order to proceed with its pending merger with Tyco.

     The company also announced that the Mattel board of directors has declared a quarterly dividend of $.06 per share on its common stock. The dividend is payable April 3, 1997 to shareholders of record on March 14, 1997. In addition, the Mattel board authorized the repurchase of up to 6.5 million shares of the company's common stock during 1997.

     Mattel, Inc. is the worldwide leader in the design, manufacture and marketing of children's toys. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 140 nations throughout the world.





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
                                       MATTEL, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF INCOME


                                                      FOR THE                  FOR THE
                                                THREE MONTHS ENDED           YEAR ENDED
                                             ------------------------  ------------------------
                                               Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
(In thousands, except per share amounts)         1996         1995         1996         1995
----------------------------------------     -----------  -----------  -----------  -----------
Net Sales                                    $ 1,190,545  $ 1,155,284  $ 3,785,958  $ 3,638,812
  Cost of sales                                  571,323      574,785    1,863,135    1,849,650
                                             -----------  -----------  -----------  -----------
Gross Profit                                     619,222      580,499    1,922,823    1,789,162

  Advertising and promotion expenses             236,876      216,824      606,823      584,497
  Other selling and administrative expenses      176,027      170,286      647,112      603,061
  Other expense (income), net                      7,115        8,282       25,808       (4,887)
  Special charge (a)                              21,810            -       21,810            -
                                             -----------  -----------  -----------  -----------
Operating Profit                                 177,394      185,107      621,270      606,491
  Interest expense                                23,038       21,785       75,529       73,589
                                             -----------  -----------  -----------  -----------
Income Before Income Taxes                       154,356      163,322      545,741      532,902
  Provision for income taxes                      40,900       51,300      168,100      175,100
                                             -----------  -----------  -----------  -----------
Net Income                                   $   113,456  $   112,022  $   377,641  $   357,802
                                             ===========  ============ ===========  ===========

   Net Income Per Share (b)                  $      0.41  $      0.40  $      1.36  $      1.26
                                             ===========  ===========  ===========  ===========

Average Number of Common and Common
  Equivalent Shares Outstanding                  275,184      280,916      278,385      281,015
                                             ===========  ===========  ===========  ===========


                              MATTEL, INC. AND SUBSIDIARIES
                         CONDENSED CONSOLIDATED BALANCE SHEETS


                                                          Dec. 31,      Dec. 31,
(In thousands)                                              1996          1995
--------------                                          -----------   -----------
ASSETS
  Cash and marketable securities                        $   500,625   $   483,457
  Accounts receivable, net                                  732,307       679,283
  Inventories                                               372,686       350,841
  Prepaid expenses and other current assets                 165,223       177,238
                                                        -----------   -----------
    Total current assets                                  1,770,841     1,690,819

  Property, plant and equipment, net                        579,613       499,314
  Other assets                                              543,068       505,376
                                                        -----------   -----------
    Total Assets                                        $ 2,893,522   $ 2,695,509
                                                        ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Short-term borrowings                                 $    20,485   $    15,520
  Current portion of long-term liabilities                  106,069        33,215
  Accounts payable and accrued liabilities                  666,065       660,763
  Income taxes payable                                      167,749       138,183
                                                        -----------   -----------
    Total current liabilities                               960,368       847,681

  Long-term debt                                            153,758       260,868
  Medium-Term notes                                         220,000       220,000
  Other long-term liabilities                               111,609        91,791
  Shareholders' equity                                    1,447,787     1,275,169
                                                        -----------   -----------
    Total Liabilities and Shareholders' Equity          $ 2,893,522   $ 2,695,509
                                                        ===========   ===========

(a) Represents a nonrecurring charge related to the accounting for certain royalties and participation fees in prior periods.
(b) Net income per share was $1.44 for the year ended December 31, 1996, before the $0.03 effect of a Snacktime Kids refund accrual and the $0.05 effect of the Special charge.
